Exhibit 99.1
October 27, 2010
Jerry A. Greenberg Rejoins Board of Directors at Sapient
BOSTON — (Business Wire) Sapient (NASDAQ: SAPE) announced today that the company’s board of directors has re-appointed Jerry A. Greenberg as a director. Greenberg served as co-chief executive officer and co-chairman of the board from 1990 to 2006.
Greenberg, along with fellow board member J. Stuart Moore, co-founded Sapient in 1990. Greenberg resigned as chief executive officer in October 2006, after leading the company for 16 years. The move was part of a succession plan that led to the promotion of Alan J. Herrick to the role of president and chief executive officer.
“I’m thrilled that Jerry has accepted our invitation to rejoin the board,” said Herrick. “Sapient is in a tremendous leadership position with a great future ahead of us. Jerry brings unique strategic insight and a deep understanding of our industry to the board as we chart our path ahead.”
Greenberg has been at the forefront of many noteworthy changes in the industry — changes that have affected the way businesses and consumers engage with each other. Greenberg led Sapient during the emergence of the Internet and e-commerce and guided the company through its first creative acquisition. The acquisition of Studio Archetype in 1998 was a game-changing move for Sapient in that it laid the foundation for the unique fusion of deep technology skills and rich creativity that characterizes much of Sapient’s work for clients today.
“I’m delighted to be rejoining the board during this period of tremendous growth and opportunity for Sapient,” said Greenberg. “I could not be happier with Alan’s performance as my successor. He and the team have successfully grown Sapient across all business segments on the top and bottom line and, at the same time, strategically positioned the company well for the future.”
Since leaving the company in 2006, Greenberg has been part of the founding of three companies, two in which he serves as a strategic advisor and one as chief executive officer. He has also maintained a consulting arrangement with Sapient. With his re-appointment to the board, the consulting arrangement between Greenberg and Sapient will terminate.
Over the past four years, Sapient has experienced an 87% increase in revenue and a 246% increase in non-GAAP profit. Earlier this year, Fortune named Sapient the 45th fastest-growing company and #2 for profit growth over a three-year period.
About Sapient®
Sapient is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets and Sapient Government Services fuse insight, creativity and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in North America, Europe, and Asia-Pacific. For more information, visit www.sapient.com.
Sapient is a registered service mark of Sapient Corporation.
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